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                                                                       EXHIBIT 3

                            ALLIANCE IMAGING, INC.


                                   RESTATED
                          7.50% SENIOR NOTE DUE 2003



$12,700,000                                                           Note No. 8
New York, New York                                                March 26, 1997


FOR VALUE RECEIVED, the undersigned, ALLIANCE IMAGING, INC., a Delaware corporation (herein called the "Company"), hereby promises to pay to GENERAL ELECTRIC COMPANY, A NEW YORK CORPORATION ACTING THROUGH GE MEDICAL SYSTEMS, or registered assigns ("GE") the principal sum of TWELVE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($12,700,000) (or so much thereof as shall not have been prepaid) on December 31, 2003, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof at the rate of 7.50% per annum from October 1, 1994 payable monthly in arrears on the last day of each month commencing on the first such date occurring after the date hereof, until said principal shall have become due and payable, and thereafter to pay interest (so computed) at the rate of 8.50% per annum on any overdue principal and prepayment charge and, to the extent permitted by applicable law, on any overdue interest, until the same shall be paid. Subject to Section 15.01 of the Note Purchase Agreements referred to below, payments of principal, prepayment charge (if any) and interest are to be made at the principal office of GENERAL ELECTRIC COMPANY, a New York corporation, acting through GE Medical Systems of Waukesha, in Wisconsin, in lawful money of the United States of America.

This Note replaces and is delivered in substitution for the Company's 7.5% Senior Note due 2003 issued to GE by the Company pursuant to the Tenth Amendment, dated as of November 6, 1996, to the Note Purchase Agreement dated as of April 14, 1989 entered into by the Company and certain institutional investors (as amended to the date hereof, the "Note Purchase Agreement"),
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and the holder of this Note is entitled to enforce the provisions and enjoy the benefits thereof, except as provided below and in the Note Purchase Agreement. As provided in the Note Purchase Agreement, this Note is subject to certain optional prepayments, all as specified in the Note Purchase Agreement. Except as provided below and in the Note Purchase Agreement, this Note is convertible into shares of the Company's Series E Preferred Stock, as specified in the Eleventh Amendment to the Note Purchase Agreement dated as of March 25, 1997.

Upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note or Notes for a like aggregate principal amount will be issued to, and, at the option of the holder, registered in the name of, the transferee. The Company and any agent of the Company may deem and treat the person in whose name this
Note is registered as the holder and owner hereof for the purpose of receiving payments and, with the exceptions noted below, for all other purposes whatsoever, and shall not be affected by any notice to the contrary.

The conversion rights applicable to this Note may be exercised only by GE or one or more Affiliates (as defined in that certain Bridge Loan Agreement, dated as of December 31, 1996, between the Company and GE) of GE and no other transferee or assignee of this Note may convert this Note into Series E Preferred Stock, or any other securities of the Company, pursuant to the Note Purchase Agreement or otherwise.

In case of Event of Default (as defined in the Note Purchase Agreement) shall occur and be continuing, the principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

This Note is made and delivered in New York, New York, and shall be governed by the laws of the State of New York.

                                           ALLIANCE IMAGING, INC.
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                                           By: ____________________________
                                               Terrence M. White
                                               Senior Vice President,
                                               Chief Financial Officer and
                                               Secretary


This note has been transferred to and registered in the name of the above payee on the books of Alliance Imaging, Inc. as of March 26, 1997.